Exhibit 99.1
2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE May 17, 2012	Contact: Brent Smith Executive Vice President, Chief Financial Officer and Treasurer (713) 361-2634

Cal Dive Announces New Director

HOUSTON, TX – (May 17, 2012) Cal Dive International, Inc. (NYSE: DVR) announced today that the Board has increased the size of the Board of Directors to six members, and that John B. Reed, Jr., an experienced marine construction industry executive, has joined the Board effective May 15, 2012.  Mr. Reed has been added to the class of directors with a term expiring in 2013.

Mr. Reed served as Chief Executive Officer and a Director of Global Industries, Ltd. from March 2010 until December 2011, when Global was acquired by Technip S.A. He has more than thirty years’ experience in the offshore construction industry. Mr. Reed also served as Chief Executive Officer of Heerema Marine Contractors from 2006 to 2009, after holding a number of other senior roles with the Heerema Group including Chief Executive Officer of INTEC Engineering, Inc. He previously held a number of other management roles at Heerema in project management, business development and engineering capacities.

Quinn J. Hébert, Chairman, President and Chief Executive Officer of Cal Dive, said, “We are delighted that John Reed has agreed to join the Cal Dive Board of Directors.  His industry experience will be a major asset to our Board.  The Board of Directors and executive management team look forward to his contribution to the organization.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, China, Australia, the Middle East and the Mediterranean, with a fleet of 28 vessels, including 18 surface and saturation diving support vessels and 10 construction barges.